Exhibit 3.2

BY-LAW NO. 1

of

BROOKFIELD ASSET MANAGEMENT INC.

(the “Corporation”)

1. INTERPRETATION

1.1 Expressions used in this By-law shall have the same meanings as corresponding expressions in the Business Corporations Act (Ontario) (the “Act”).

2. CORPORATE SEAL

2.1 Until changed by the directors, the corporate seal of the Corporation shall be in the form impressed in the margin hereof.

3. FINANCIAL YEAR

3.1 Until changed by the directors, the financial year of the Corporation shall end on the last day of December in each year.

4. DIRECTORS

4.1 Number. The number of directors shall be the number provided in the articles.

4.2 Honorary Directors. The Board may from time to time appoint advisors to the Board who may be designated as honorary directors and who shall be paid such remuneration as the Board may from time to time by resolution determine. The term of appointment of any such adviser shall be such as the Board may from time to time determine, but the Board may at any time revoke such appointment. Advisers so appointed may attend meetings of the Board of which notice is given to them, but shall not form part of any quorum for meetings of the Board and shall not be entitled to vote thereat or, as such advisers, to act in any way on behalf of the Corporation.

4.3 Quorum. A quorum of directors shall be such number as the directors or shareholders may from time to time determine.

4.4 Calling of Meetings. Meetings of the directors shall be held at such time and place within or outside Ontario as the Chairman of the Board, the President or any two directors may determine. A majority of meetings of directors need not be held within Canada in any financial year.

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4.5 Notice of Meetings. Notice of the time and place of each meeting of directors shall be given to each director by telephone not less than 48 hours before the time of the meeting or by written notice not less than four days before the date of the meeting, provided that the first meeting immediately following a meeting of shareholders at which directors are elected may be held without notice if a quorum is present. Meetings may be held without notice if the directors waive or are deemed to waive notice.

4.6 Chairman. The Chairman of the Board, or in his absence, the President if a director, or in his absence, a director chosen by the directors at the meeting, shall be chairman of any meeting of directors.

4.7 Voting at Meetings. At meetings of directors, each director shall have one vote and questions shall be decided by a majority of votes. In case of an equality of votes, the Chairman of the meeting shall have a second or casting vote.

5. OFFICERS

5.1 General. The directors may from time to time appoint a Chairman of the Board, a President, one or more Vice-Presidents, a Secretary, a Treasurer and such other officers as the directors may determine.

5.2 Chairman of the Board. The Chairman of the Board, if any, shall be appointed from among the directors and when present shall be chairman of meetings of directors and shareholders and shall have such other powers and duties as the directors may determine.

5.3 President. Unless the directors otherwise determine, the President shall be appointed from among the directors and shall be the chief executive officer of the Corporation and shall have general supervision of its business and affairs and, in the absence of the Chairman of the Board, shall be chairman of meetings of directors and shareholders when present.

5.4 Vice-President. A Vice-President shall have such powers and duties as the directors or the chief executive officer may determine.

5.5 Secretary. The Secretary shall give required notices to shareholders, directors, auditors and members of committees, act as Secretary of meetings of directors and shareholders when present, keep and enter minutes of such meetings, maintain the corporate records of the Corporation, have custody of the corporate seal and shall have such other powers and duties as the directors or the chief executive officer may determine.

5.6 Treasurer. The Treasurer shall keep proper accounting records in accordance with the Act, have supervision over the safekeeping of securities and the deposit and disbursement of funds of the Corporation, report as required on the financial position of the Corporation, and have such other powers and duties as the directors or the chief executive officer may determine.

5.7 Assistants. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant unless the directors or the chief executive officer otherwise direct.

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5.8 Term of Office. Each officer shall hold office until his or her successor is elected or appointed, provided that the directors may at any time remove any officer from office but such removal shall not affect the rights of such officer under any contract of employment with the Corporation.

6. SHAREHOLDERS

6.1 Quorum. A quorum for the transaction of business at a meeting of shareholders shall be two persons present and each entitled to vote at the meeting.

6.2 Casting Vote. In case of an equality of votes at a meeting of shareholders, the Chairman of the meeting shall have a second or casting vote.

6.3 Scrutineers. The Chairman at any meeting of shareholders may appoint one or more persons (who need not be shareholders) to act as scrutineer or scrutineers at the meeting.

7. DIVIDENDS AND RIGHTS

7.1 Declaration of Dividends. Subject to the Act, the directors may from time to time declare dividends payable to the shareholders according to their respective rights and interest in the Corporation.

7.2 Cheques. A dividend payable in money shall be paid by cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at the address of such holder in the Corporation’s securities register, unless such holder otherwise directs. In the case of joint holders, the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their address in the Corporation’s securities register. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

7.3 Non-receipt of Cheques. In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the directors may from time to time prescribe, whether generally or in any particular case.

7.4 Unclaimed Dividends. Subject to applicable law, any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

8. EXECUTION OF INSTRUMENTS

8.1 Deeds, transfers, assignments, agreements, proxies and other instruments may be signed on behalf of the Corporation by any two directors or by a director and an officer or by one of the Chairman of the Board, the President and a Vice-President together with one of the Secretary and the Treasurer or in such other manner as the directors may determine; except that insider trading reports may be signed on behalf of the Corporation by any one director or officer of the Corporation.

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9. NOTICE

9.1 A notice mailed to a shareholder, director, auditor or member of a committee shall be deemed to have been given when deposited in a post office or public letter box.

9.2 Accidental omission to give any notice to any shareholder, director, auditor or member of a committee or non-receipt of any notice or any error in a notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice.

The foregoing by-law is made a by-law of the Corporation pursuant to the Amalgamation Agreement between The Edper Group Limited and Brascan Limited upon the filing of Articles of Amalgamation of the Corporation pursuant to the Business Corporations Act (Ontario), effective the first day of August, 1997.

BY-LAW NO. 2

of

BROOKFIELD ASSET MANAGEMENT INC.

(the “Corporation”)

being a by-law respecting the borrowing of money,

the issuing of securities and the securing of

liabilities of the Corporation

The directors of the Corporation may from time to time:

(a)	borrow money on the credit of the Corporation;

(b)	issue, sell or pledge securities (including bonds, debentures, debenture stock or other like liabilities) of the Corporation; and

(c)

charge, mortgage, hypothecate or pledge all or any of the real or personal property of the Corporation, including book debts, and unpaid calls, rights, powers, franchises and undertaking to secure any such securities or any money borrowed or other debt, or any other obligations or liability of the Corporation.

The foregoing by-law is made a by-law of the Corporation pursuant to the Amalgamation Agreement between The Edper Group Limited and Brascan Limited upon the filing of Articles of Amalgamation of the Corporation pursuant to the Business Corporations Act (Ontario), effective the first day of August, 1997.

BY-LAW NO. 3

of

BROOKFIELD ASSET MANAGEMENT INC.

(the “Corporation”)

being a by-law respecting the borrowing of money,

the issuing of securities and the securing of

liabilities of the Corporation

BE IT ENACTED by the Directors of the Corporation, as a by-law thereof:

1.

THAT the Directors of the Corporation be and they are hereby authorized to borrow moneys from time to time from the BANK OF MONTREAL upon the credit of the Corporation in such amounts as they deem proper and by way of overdraft or otherwise.

2.

THAT any promissory notes or other negotiable paper (including renewals thereof in whole or in part) signed on behalf of the Corporation by the officer or officers of the Corporation authorized from time to time to sign negotiable instruments in its behalf and granted to said Bank for the moneys so borrowed and interest thereon as may be agreed upon, shall be binding upon the Corporation.

3.

THAT the Directors may from time to time, if they see fit to do so, grant securities by way of mortgage, hypothecation or pledge covering all or any of the property and assets of the Corporation as security for all or any moneys borrowed by the Corporation from the Bank or any other liability of the Corporation to the Bank, and any such mortgage, hypothecation or pledge shall be valid and binding upon the Corporation if signed by any of the officers authorized to sign negotiable instruments on the Corporation’s behalf.

4.

THAT all contracts, deeds, grants, assurances and documents reasonably required by said Bank or its Counsel for all or any of the purposes aforesaid shall be executed and carried into effect by the proper officers of the Corporation, and when necessary the Seal of the Corporation shall be affixed thereto.

5.

AND THAT this by-law shall be irrevocable until a by-law repealing the same shall have been confirmed or sanctioned by the Shareholders and a copy thereof duly certified under the Seal of the Corporation delivered to the said Bank, and meanwhile all the powers and authorities hereby conferred shall continue in force.

The foregoing by-law is made a by-law of the Corporation pursuant to the Amalgamation Agreement between The Edper Group Limited and Brascan Limited upon the filing of Articles of Amalgamation of the Corporation pursuant to the Business Corporations Act (Ontario), effective the first day of August, 1997.